Exhibit (a)(1)(h)

Form of email notice to all eligible participants, from Todd Bradley, on March 1, 2004, after 1st notice, regarding schedule of informational meetings

From:	Todd Bradley
Date:	March 1, 2004
To:	palmOne employees eligible to participate in offer to exchange program
Subject:	Schedule of informational meetings

Dear Employees:

Listed below are times for the informational meetings that I will conduct to answer your questions about the Offer to Exchange program. A slide presentation that will be presented during the informational meetings is also available on palmOne Central’s Stock Administration website.

Milpitas Campus/Americas

We have scheduled the following meetings, in the Cafeteria, Building 10.

Date	Time
Friday, March 5, 2004	2:00p – 3:30p PST
Monday, March 8, 2004	9:30a – 11:00a PST
Monday, March 8, 2004	2:00p – 3:30p PST

Europe

We have scheduled the following conference call:

Wednesday, March 10, 2004, 8:00a-9:00a Pacific Time / 5:00p-6:00p Central European Time.

Asia Pacific

We have scheduled the following conference call:

Wednesday, March 10, 2004, 5:00p- 6:00p Pacific Time / 9:00a-10:00a Singapore Time.

Conference call information

A conference call in number has been set for all these informational meetings (same number for all 5 meetings):

Call in number: [Information and Pass Codes to be Inserted]

If you are in a remote location, or are unable to attend or call into any of the scheduled meetings, and/or you have questions that are not covered in the materials, please contact palmOne Stock Administration at the telephone number or email address included in the March 1, 2004 email letter from palmOne Stock Administration introducing the offer.

Best,

Todd